Exhibit 99.1

PRESS RELEASE

Contacts:
Derek Cole	Jennifer Neiman
Vice President, Investor Relations	Senior Manager, Corporate Communications
720.540.5367	720.540.5227
dcole@allos.com	jneiman@allos.com

Allos Therapeutics Initiates Study of PDX in Patients with Cutaneous T-Cell Lymphoma

Westminster, CO, August 15, 2007 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the initiation of patient enrollment in a Phase 1, open-label, multi-center study of the Company’s novel antifolate PDX (pralatrexate) with vitamin B12 and folic acid supplementation in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL).

“Based on our experience with PDX in patients with peripheral T-cell lymphoma, we’re excited to initiate this study in patients with cutaneous T-cell lymphoma and view this effort as a natural progression of our PDX development program in hematologic malignancies,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “Therapies currently used to treat cutaneous T-cell lymphoma fail to produce durable remissions in the majority of patients with advanced disease.”

In this study, patients with either relapsed or refractory cutaneous T-cell lymphoma will receive PDX as part of a weekly schedule for two or three weeks followed by one week of rest. Patients will receive starting doses of PDX at 30 mg/m2, with dose reduction in subsequent cohorts based on toxicity.  Up to 56 evaluable patients will be enrolled in the study with the objective of determining the optimal dose and safety profile of PDX in this population.  A total of 20 of these patients will be enrolled at what is determined to be the optimal dose and schedule.  Steven Horwitz, M.D., Assistant Attending Physician, Lymphoma Service, Memorial Sloan-Kettering Cancer Center, will serve as the study chair.

“Given the evidence of activity observed to date with PDX in patients with aggressive T-cell lymphomas, coupled with the common cell lineage between PTCL and CTCL, there is a strong clinical rationale to pursue development of PDX in this setting,” said Dr. Horwitz.

Information regarding this study is available at www.allos.com or the U.S. government’s clinical trials database at http://www.clinicaltrials.gov.

About Cutaneous T-cell Lymphoma

The cutaneous T-cells lymphomas are comprised of a number of non-Hodgkins T-cell lymphomas, including mycosis fungoides and Sezary syndrome, which have their primary manifestations in the skin. According to the Lymphoma Research Foundation, CTCL comprises about 2% to 3% of the estimated 63,000 new cases of non-Hodgkin’s lymphoma diagnosed annually.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. We believe these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and certain other DHFR inhibitors.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma. The company is also investigating PDX in patients with non-small cell lung cancer and a range of other lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent, for which the company expects to initiate a Phase 1 trial in patients with advanced solid tumors in the second half of 2007. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the potential safety and efficacy profile of PDX for the treatment of CTCL or any other type of cancer; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of this Phase I trial, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for PDX will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

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